Exhibit 4.1


FLUKE CORPORATION
1998 STOCK INCENTIVE PLAN


Article 1.  Establishment and Purposes

1.1 Establishment of the Plan. Fluke Corporation (the "Company") hereby establishes a plan to be known as the Fluke Corporation 1998 Stock Incentive Plan (the "Plan") as set forth in this document. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Stock Appreciation Rights, and Performance Awards. The Plan shall become effective upon adoption by the Board of Directors and by approval of the stockholders of the Company.

1.2 Purpose of the Plan. The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of the Participants to those of the Company's stockholders, and by providing Participants with an incentive for outstanding performance. The Plan further strengthens the Company's ability to attract and retain officers, Directors, employees, and other persons providing significant services to the Company and its subsidiaries whose ability and special efforts will contribute materially to the success of the Company.


Article 2.  Definitions

2.1 Definitions. Unless otherwise required by the context, the following terms when used in the Plan shall have the meanings set forth in this Section 2.1:

(a)       "Board" means the Board of Directors of the Company.

(b) "Change of Control" of the Company, as used in this Plan, means and shall be deemed to occur:

            (i) upon the date the Company is informed by receiving a report on Schedule 13D under the Securities Exchange Act of 1934
(the "Exchange Act") or similar report that any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), together with such person's Affiliates and Associates (as defined in Rule 12b-2 of the Exchange Act), is or has become the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act) directly or indirectly, of securities of the Company representing
25% or more of the combined voting power of the Company's then outstanding securities. A person shall not be deemed to beneficially own securities acquired pursuant to the Employee
Stock Purchase Plan of the Company or other plans generally applicable to employees, officers or Directors of the Company.
There will not be a Change of Control as the result of an acquisition of securities by the Company, which by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by any person to 25% or more of the securities of the Company then outstanding. However, that if a person becomes the beneficial owner of 25% or more of the securities of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the beneficial owner of any additional securities of the Company, then a Change of Control will occur unless such person disposes of such additional securities of the Company within 10 days, or

            (ii) upon the first purchase of the Company's Common Stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company) seeking to acquire securities representing 25% or more of the combined voting power of the Company's then outstanding securities, or

            (iii) upon the first date on which Continuing Directors, as defined in Article VI of the Company's Articles of Incorporation, cease for any reason to constitute at least a majority of the Board of Directors.

(c) "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the temporary or final regulations adopted pursuant to the Code.

(d) "Committee" means the Compensation Committee of the Board of Directors.

(e) "Common Stock" means the Common Stock of the Company, $.25 par value.

(f) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

(g) "Fair Market Value" as applied to a specific date, means the average between the highest and lowest quoted selling prices at which the Company's Common Stock was sold on such date as reported in the New York Stock Exchange Composite Transactions by The Wall Street Journal on such date or such other report as the Committee may select, or if no Company Common Stock was traded on such date, on the next preceding day on which the Company Common Stock was so traded. Notwithstanding the foregoing, upon the exercise, during the thirty (30) day period following a Change of Control, of a tandem stock appreciation right which is granted in connection with an option, Fair Market Value on the date of exercise shall be deemed to be the greater of (i) the highest price per share of the Company Common Stock as reported in the New York Stock Exchange Composite Transactions by The Wall Street Journal or such other report as the Committee may select during the sixty (60) day period ending on the day preceding the date of exercise of the tandem stock appreciation right, or (ii) if the Change of Control is one described in Clause (ii) of Section 2.1(b) or a transaction described in
Section 5.2(b), the highest price per share paid for the Company's Common Stock in connection with such Change of Control.

(h) "Incentive Stock Option" or "ISO" means an option to purchase shares, granted under Article 6, which meets the requirements of an Incentive Stock Option as defined in Section 422A of the Code, as in effect at the time of grant of such option, or any statutory provision that may hereafter replace such section.

(i) "Nonqualified Stock Option" or "NQSO" means an option to purchase shares, granted under Article 6, which is not intended to be an Incentive Stock Option.

(j) "Option Price" means the price per share of Common Stock at which an option is exercisable.

(k) "Participant" means an individual who is selected by the Committee to participate in the Plan pursuant to Article 4.

(l)        "Performance Award" means an award granted under Article 10.

(m) "Permanent Disability" means when a Participant shall be found, upon the basis of medical evidence satisfactory to the Committee, that the Participant is prevented, whether due to physical or mental condition, from engaging in further comparable employment by the Company or any of its Subsidiaries and that such disability will be permanent and continuous during the remainder of the Participant's life.

(n)        "Restricted Stock" means a grant of shares granted under
Article 9.

(o) "Stock Appreciation Right" or "SAR" means an award of rights granted under Article 8.

(p) "Subsidiary" means an entity that is designated by the Committee as a subsidiary for purposes of this Plan and that is a corporation (or other form of business association that is treated as a corporation for tax purposes) of which shares (or other ownership interests) having more than 50% of the voting power are owned or controlled, directly or indirectly, by the Company so as to qualify as a "subsidiary corporation" (within the meaning of Code Section 424(f)).


Article 3.  Administration

3.1 The Committee. The Plan shall be administered by the Compensation Committee of the Board. No Director shall serve as a member of the Committee unless at the time of his appointment and service he shall be a "Non-Employee Director," as defined in Rule 16b-3 of the General Rules and Regulations under the Exchange Act, and shall be an "outside director" for purposes of Section 162 (m)(4) of the Code.

3.2 Authority of the Committee. The Committee shall have full authority to construe and interpret the Plan, to establish, amend and rescind rules and regulations relating to the Plan, to select persons eligible to participate in the Plan, to grant NQSOs or ISOs, Restricted Stock, SARs and/or Performance Awards thereunder, to administer the Plan, to make recommendations to the Board, to take all such steps and make all such determinations in connection with the Plan as it may deem necessary or advisable, which determination shall be final and binding upon all Participants.


Article 4.  Eligibility

4.1 Eligible Individuals. To be eligible for selection by the Committee to participate in the Plan, an individual must be an officer, Director, employee, or other person providing significant services to the Company, or of any Subsidiary, as of the date on which the Committee grants to such individual a NQSO, ISO, Restricted Stock, SAR, or Performance Award, and who in the judgment of the Committee holds a position of responsibility and is able to contribute substantially to the Company's continued success. Each chosen individual is hereinafter referred to as a "Participant". A non-employee Director may not be granted an ISO or a Performance Award pursuant to this Plan.



Article 5.  Shares Available and Certain Adjustments

5.1 Maximum Number of Shares. Subject to Section 5.2(a), the maximum number of shares for which stock options, Restricted Stock grants, SARs and Performance Awards denominated in shares may at any time be granted under the Plan is 1,500,000 shares of Common Stock, from shares repurchased by the Company or out of the authorized but unissued shares of the Company, or partly out of each, as shall be determined by the Board of Directors. Upon the expiration, cancellation or termination in whole or in part of (a) unexercised NQSOs or ISOs, (b) Restricted Stock grants reverting to the Company, (c) shares of Common Stock covered by a NQSO or ISO, or portion thereof, which are surrendered upon exercise of a tandem SAR, (d) unexercised tandem SARs, and
(e) unearned Performance Awards denominated in shares, shares of Common Stock which were subject thereto shall again be available under the Plan.

5.2      Certain Adjustments.

      (a) In the event of any change in the Common Stock through reorganization, recapitalization, reclassification, stock dividend of ten percent or greater, stock split, amendment to the Articles of Incorporation of the Company, or reverse stock split, the Board shall make an appropriate and proportionate adjustment in the number of shares of Common Stock subject to a NQSO, ISO, or Performance Award denominated in shares without any change in the aggregate purchase price of the shares subject to such NQSO, ISO, or Performance Award denominated in shares but with corresponding adjustment to the exercise price per share and in the number of shares covered by outstanding NQSOs, ISOs, SARs or Performance Awards denominated in shares.

(b) Upon the effective date of a merger, consolidation or plan of exchange (other than a merger, consolidation or plan of exchange involving the Company in which the holders of voting securities of the Company immediately prior to such transaction own at least 50% of the voting power of the outstanding securities of the surviving corporation or a parent of the surviving corporation after such transaction), or a sale of all or substantially all the assets of the Company, or a liquidation or dissolution of the Company, the Plan and any NQSO or ISO, SAR, or Performance Award theretofore granted hereunder shall terminate, unless provisions be made in writing in connection with such transaction for the continuance of the Plan and for the assumption of options, SARs, or Performance Awards theretofore granted, or the substitution for such options, SARs, or Performance Awards with new options, SARs, or Performance Awards covering the shares of a successor corporation, or a parent, affiliate or subsidiary thereof, with appropriate adjustments as to number and kind of shares and prices thereof, in which event the Plan and the options, SARs, or Performance Awards granted under it, or the new options, SARs, or Performance Awards substituted therefor, shall continue in the manner and under the terms so provided.

(c) If provision is not made pursuant to the preceding Section 5.2(b) in connection with such a transaction for the continuance of the Plan and for the assumption of options, SARs, or Performance Awards denominated in shares, or the substitution for such options, SARs, or Performance Awards denominated in shares of new options, SARs, or Performance Awards denominated in shares covering the shares of a successor employer corporation or a parent, affiliate or subsidiary thereof, then each Participant under the Plan shall be entitled, prior to the effective date of any such transaction, to purchase the full number of shares under the option or Performance Award which the Participant otherwise would have been entitled to purchase during the remaining term of such option or Performance Award denominated in shares, if applicable, and to exercise any SAR or Performance Award denominated in shares, if applicable, for the full number of shares under the SAR or Performance Award to which the Participant otherwise would have been entitled to acquire upon such exercise during the remaining term of such SAR or Performance Award denominated in shares, if applicable, without regard to any limitation on exercise which may be contained therein.

(d) Upon the occurrence of a Change of Control (unless the Board shall consist of a majority of Continuing Directors, as defined in
Article VI of the Company's Articles of Incorporation, and the Board shall determine otherwise by notice to Participants prior to or within 30 days after such Change of Control), all outstanding options, SARs, or Performance Award, if applicable, shall become immediately exercisable in full for the remainder of their terms, and the transferability restrictions on all outstanding Restricted Stock grants or Performance Award, if applicable, shall automatically lapse. All Performance Awards shall be considered to be earned and payable in full and any deferral or other restriction shall lapse. Any Performance Award or freestanding SAR payable in cash shall be paid as promptly as is practicable.

Adjustments under this Section shall be made by the Board, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding, and conclusive. No fractional share of Common Stock shall be issued under the Plan or any such adjustment.


Article 6.  Grant of Options

6.1 Committee Determination of Option Grant. Options may be granted in such number and at such times during the term of this Plan as the Committee shall determine, taking into account the duties of the respective individuals, their present and potential contributions to the success of the Company, and such other factors as the Committee shall deem relevant in accomplishing the purposes of the Plan. The granting of an option shall take place when the Committee by resolution, written consent or other appropriate action determines to grant such an option to a particular Participant at a particular price. Each option shall be evidenced by a written instrument delivered by or on behalf of the Company containing provisions not inconsistent with the Plan and such other or additional terms as the Committee may approve.

6.2 Type of Option. An option granted under the Plan may be either a NQSO or an ISO, as designated by the Committee and as indicated in the option agreement.


Article 7.  Terms and Conditions of Options

7.1 Grant of an ISO. Each provision of the Plan and each ISO granted hereunder shall be construed so that such option shall qualify as an ISO, and any provision thereof that cannot be so construed shall be disregarded. ISOs, in addition to complying with the other provisions of the Plan relating to options generally, shall be subject to the following conditions:

(a) Only officers and other employees of the Company, or of any Subsidiary are eligible to be granted ISOs.

(b) Except as provided in paragraph (c), the option price of the ISOs shall be 100% of the Fair Market Value of the stock on the date of grant.

(c) An officer or other employee must not, at the time an ISO is granted, own stock representing more than ten percent of the voting power of all classes of stock of the Company or of a Subsidiary. This requirement is deemed waived if (i) the Option Price of the ISO to be granted is at least 110% of the Fair Market Value of the stock subject to the option, determined at the time the option is granted, and (ii) the option is not exercisable more than five years from the date the option is granted.

(d) The aggregate Fair Market Value (determined at the time of the grant of the option) of the stock with respect to which ISOs are exercisable for the first time by an officer or other employee during any calendar year may not exceed $100,000.

(e) Any other terms and conditions will be added which the Committee determines, upon advice of counsel, must be imposed for the option to be an ISO.

(f) During a Participant's lifetime, the option may be exercisable only by the Participant and options shall not be transferable, other than by will or the laws of descent and distribution.

7.2      General Terms of Option Grants.  Except as otherwise provided in
Section 7.1, all ISOs and NQSOs under the Plan shall be granted subject to the following terms and conditions:

(a) The option price per share shall be determined by the Committee at the time of grant. The option price may not be less than 100% of the Fair Market Value of the shares covered by the option on the date the option is granted. Options may not be repriced without stockholder approval.

(b) Options shall be exercisable at such time and under such conditions as set forth in the option grant however an option may not be exercisable prior to six months following the date of grant, or exercisable more than ten years after the date of grant.

(c) Shares of Common Stock covered by an option may be purchased at one time or in such installments over the balance of the option period as may be provided in the option grant. Any shares not purchased on the applicable installment date may be purchased at one time or in such installments over the balance of the option period as may be provided in the option grant. Any shares not purchased on the applicable installment date may be purchased thereafter at any time prior to the final expiration of the option. To the extent that the right to purchase shares has accrued thereunder, options may be exercised from time to time by written notice to the Corporate Secretary of the Company stating the number of shares with respect to which the option is being exercised.

(d) The purchase price of shares of Common Stock covered by an option and any related taxes to be withheld, if applicable, shall be paid in full to the Company upon the exercise of the option either (i) in cash or check, or (ii) by delivery at Fair Market Value, of Common Stock already owned by the Participant, or any combination of cash and Common Stock. The Fair Market Value of such Common Stock as delivered shall be valued as of the day prior to delivery. A Participant shall have none of the rights of a stockholder until the shares of Common Stock are issued.

(e) The Committee shall determine, with respect to each option, the nature and extent of the restrictions, if any, to be imposed on the shares of Common Stock which may be purchased thereunder including, but not limited to, restrictions on the transferability of such shares acquired through the exercise of such options for such periods as the Committee may determine and, further, that in the event a Participant's employment by the Company, or a Subsidiary, terminates during the period in which such shares are nontransferable, the Participant shall be required to sell such shares back to the Company at such prices as the Committee may specify in the option.

(f) During a Participant's lifetime, the option may be exercisable only by the Participant and options shall not be transferable, other than by will or the laws of descent and distribution. In the event of death of a Participant, the option may be exercisable only by the Participant's legal representative or beneficiaries, as provided in
Section 7.2(j). At the discretion of the Committee, however, an option agreement may permit the transferability of an option by a Participant solely to members of the Participant's immediate family or trusts or partnerships for the benefit of such persons.

(g) Upon the termination of a Participant's service for any reason other than retirement, Permanent Disability or death, any option held by such Participant shall be exercisable only to the extent that it was then exercisable (unless the Committee shall determine in a particular case that specific limitations and restrictions of the option shall not apply), and such option shall expire, unless it sooner expires under
Section 7.2(b) or its terms, three (3) months after termination of service, unless extended by special action of the Committee. Leaves of absence for such periods and purposes conforming to the personnel policy of the Company, or of its Subsidiaries as applicable, shall not be deemed terminations or interruptions of employment. In case of an ISO, a leave of absence of no more than ninety (90) days (or, if longer, where a Participant's right to reinstatement by the Company is guaranteed by statute or by contract) approved in writing by the Board of Directors shall not be deemed a termination of a Participant's employment with or contract to provide services to the Company.

(h) Upon the termination of a Participant's service due to retirement, any option held by such Participant shall become exercisable in full (unless the Committee shall determine otherwise), and such option shall expire, unless it sooner expires under Section 7.2(b) or its terms, thirty six (36) months after such Participant's retirement from the Company or any Subsidiary (three (3) months if the option is an ISO).

(i) Upon the termination of a Participant's service due to Permanent Disability, any option held by such Participant shall become exercisable in full (unless the Committee shall determine otherwise), and such option shall expire, unless it sooner expires under Section 7.2(b) or its terms, twelve (12) months after such termination of service.

(j) Upon the death of a Participant, whether during a period of service or during the three (3), twelve (12) or thirty six (36) month period, as the case may be, referred to in Section 7.2(h) or 7.2(i), any option held by such Participant shall become exercisable in full (unless the Committee shall determine otherwise), and such option shall expire, unless it sooner expires under Section 7.2(b) or its terms, twelve (12) months after the date of death (three (3) months if the option is an ISO).







Article 8.  Stock Appreciation Rights

8.1 Grant of SARs. The Committee may grant freestanding SARs, tandem SARs or any combination of these forms of SARs to any Participant at any time, in such number, and under such terms and conditions as shall be determined by the Committee. The grant price of freestanding SARs may not be less than 100% of the Fair Market Value of the shares covered by the SAR on the date the SAR is granted. In the case of a NQSO, tandem SARs may be granted either at the time of the grant of such option or at any time thereafter during the term of the option. In the case of an ISO, tandem SARs may be granted only at the time of the grant of such option. Tandem SARs shall cover the same shares covered by the options (or such lesser number of shares of Common Stock as the Committee may determine) and shall, except as provided in Section 8.4 hereof, be subject to the same terms and conditions as the related options including without limitation Section 5.2 of this Plan, and such further terms and conditions not inconsistent with the Plan as shall from time to time be determined by the Committee. SARs may not be repriced without stockholder approval.

8.2 Exercise of Freestanding SARs. Each freestanding SAR shall entitle the holder of the SAR to receive from the Company an amount equal to the excess of the Fair Market Value of one share of Common Stock on the date the right is exercised over the grant price per share times the number of shares covered by the SAR. Payment shall be made either in cash or in shares of Common Stock valued at Fair Market Value as of the date the right is exercised rounded up to next full share. Freestanding SARs may be exercised from time to time upon actual receipt by the Company of written notice stating the number of shares of Common Stock with respect to which the SAR is being exercised. Such exercise shall be subject to the terms and conditions as established for such SAR by the Committee.

8.3 Exercise of Tandem SARs. Each tandem SAR shall entitle the holder to receive from the Company an amount equal to the excess of the Fair Market Value of one share of Common Stock on the date the right is exercised over the Option Price per share times the number of shares covered by the option, or portion thereof, which is surrendered. The option which is surrendered must be exercisable at the time of such surrender. Payment shall be made either in cash or in shares of Common Stock valued at Fair Market Value as of the date the right is exercised rounded up to next full share. Tandem SARs may be exercised from time to time upon actual receipt by the Company of written notice stating the number of shares of Common Stock with respect to which the SAR is being exercised and the surrender of the related option.

8.4      Terms of the SAR.

(a) The right of a Participant to exercise a tandem SAR shall be canceled if and to the extent the related option is exercised. To the extent that a SAR is exercised, the related option shall be deemed to have been surrendered, unexercised.

(b) A holder of SARs shall have none of the rights of a stockholder until shares of Common Stock are issued, if any, pursuant to the exercise of such rights.

(c) SARs may not be sold, transferred, pledged, assigned, levied upon, or otherwise alienated or hypothecated, other than by will or by
application of the laws of descent and distribution.   A Participant's
rights under the Plan shall be exercisable during the Participant's lifetime only by the Participant or upon the Participant's death by the Participant's beneficiary. At the discretion of the Committee, however, a SAR Agreement may permit the transferability of a SAR by a Participant solely to members of the Participant's immediate family or trusts or partnerships for the benefit of such persons.


Article 9.  Restricted Stock Grants

9.1 Grant of Restricted Stock. The Committee may make grants of Restricted Stock in such number and at such times as the Committee shall determine. The Committee may make Restricted Stock grants to any Participant.
 The Restricted Stock grants shall take place when the Committee by resolution, written consent or other appropriate action, establishes a Restricted Stock grant date, the Participants who will receive such grants, and the number of granted shares for each Participant.

9.2 Issuance of Restricted Stock. Stock certificates representing the number of restricted shares granted to each Participant shall be issued as soon as practical after the date of grant in the name of the Participant.
Such Participant will be entitled to all cash dividends paid on the shares and will be able to vote such shares during the restricted period when the shares are not vested, unless such rights are restricted by the terms and conditions of the grant. The restricted shares will be retained in the safekeeping of the Company and the shares will be physically delivered to the Participant only upon their vesting and the removal of the transferability restriction. Each Participant agrees to be bound by the terms and conditions of the grant as determined by the Committee. Such shares shall bear a legend restricting transferability in accordance with the terms of the grant. After the date of grant, any stock splits or stock dividends paid on the shares would be subject to the same transferability restrictions as the underlying shares upon which they were paid. Shares subject to restrictions under the Plan may not be sold, given, assigned, pledged, levied upon, nor may the shares or any interest in the shares be transferred in any fashion. Any attempt to so transfer the shares or any interest shall be void, and shall subject the shares to return to the Company. At the discretion of the Committee, however, a Restricted Stock agreement may permit the transferability of Restricted Stock by a Participant solely to members of the Participant's immediate family or trusts or partnerships for the benefit of such persons.

9.3 Lapse of Restrictions. Restrictions on the shares will lapse over a period of time or in compliance with the conditions as established by the Committee or pursuant to any waiver of conditions by the Committee. The Committee shall establish a procedure for the removal of the legend from certificates representing shares no longer subject to the restrictions.

9.4 Automatic Lapse of Restrictions. Restrictions shall automatically lapse upon the retirement, death, or Permanent Disability of a Participant.

9.5 Termination. If a Participant's service with the Company or any of its subsidiaries is terminated for any reason (other than retirement, death or Permanent Disability), any shares still subject to the restrictions will be canceled by the Company unless the Committee expressly waives the cancellation provision for such Participant. If the Participant is a Director, shares would be canceled if the Director voluntarily terminates as a Director prior to expiration of such Director's elected term of office or if the Director was removed from office for cause and by stockholder vote pursuant to the Company's Articles of Incorporation. A leave of absence approved in writing by the Committee shall not constitute a termination of service. Cash paid in lieu of fractional shares and cash dividends paid upon shares granted under this Plan shall not be subject to any transferability restrictions or reversion to the Company.


Article 10.  Performance Awards

10.1 Grant of Performance Awards. The Committee shall determine the number, amount and timing of Performance Awards granted to each Participant. The Committee may grant Performance Awards to Participants either alone or in conjunction with other awards under the Plan. Such Performance Awards may take the form determined by the Committee, including without limitation, cash, Common Stock, performance units and performance shares, or any combination thereof. The Committee may attach one or more restrictions to such Performance Awards and all Performance Awards terms will be confirmed in a Performance Award Agreement.

10.2     Performance Goals.

(a) The Committee shall establish performance goals which, depending on the extent to which they are met, will determine the number and/or value of Performance Awards that will be paid out to the Participants. Performance goals are based on the attainment of one or more of the following: specified levels of earnings per share from continuing operations, operating income, revenues, return on operating assets, return on equity, stockholder return(based upon appreciation in stock price) and/or stockholder return (based upon appreciation in stock price and dividend growth), achievement of cost control, working capital turns, cash flow, net income, economic value added, stock price of the Company, or attainment of specified levels of performance under one or more of the measures described above relative to the performance of other corporations. The performance goals are intended to qualify under
Section 162(m)(4)(c) of the Code and shall be set by the Committee within the time period prescribed by Section 162(m) of the Code.

(b) The Committee shall have the authority at any time to make adjustments to the performance goals for any outstanding Performance Awards which the Committee deems necessary or desirable.

(c) Performance periods shall, in all cases, be a minimum of one year.

10.3     Value of Performance Units/Shares.

(a) Each performance unit shall have an initial value that is established by the Committee at the date of grant.

(B) Each performance share shall have an initial value equal to the Fair Market Value of the Common Stock on the date of grant.

10.4 Earning and Payment of Performance Awards. After the applicable performance period has ended, the holder of a Performance Award shall be entitled to receive the payout earned by such Participant over the performance period, to be determined as a function of the extent to which the corresponding performance goals have been achieved. Payment of earned Performance Awards shall be made in accordance with the terms and conditions prescribed or authorized by the Committee.

10.5 Per Person Limitation on Amount of Award. The total amount of a Performance Award during any measurement period may not exceed 200% of a Participant's base salary during that same measurement period.

10.6 Nontransferability. Performance Awards may not be sold, transferred, pledged, assigned, levied upon, or otherwise alienated or hypothecated, other
than by will or by application of the laws of descent and distribution.   A
Participant's rights under the Plan shall be exercisable during the Participant's lifetime only by the Participant or upon the Participant's death by the Participant's beneficiary. At the discretion of the Committee, however, an Award Agreement may permit the transferability of a Performance Award by a Participant solely to members of the Participant's immediate family or trusts or partnerships for the benefit of such persons.

10.7     Termination.

(a) Except to the extent otherwise provided in the applicable Performance Award agreement, if any, upon a Participant's termination of employment for any reason during the performance period or before any applicable performance goals are satisfied, the right to the units and/or shares covered by the Performance Award shall be forfeited by the Participant.

(b) In the event that a Participant's employment is terminated (other than for cause), or in the event a Participant retires, the
Committee shall have the 	discretion to waive, in whole or in part,
any or all remaining payment limitations with respect to any or all of such Participant's Performance Awards.


Article 11.  Regulatory Approvals and Listing

11.1 Investment Representation. The Committee shall have the right to require that each Participant or other person who shall exercise an option, receive a Restricted Stock grant, exercise a SAR or receive shares pursuant to a Performance Award under the Plan, and each person into whose name shares of Common Stock shall be issued pursuant to the exercise of an option, Restricted Stock grant, SAR or Performance Award represent and agree that any and all shares of Common Stock purchased pursuant to this Plan are being purchased for investment and not with a view to the distribution or resale thereof and that such shares will not be sold except in accordance with such restrictions or limitations as may be set forth in the option, Restricted Stock grant, SAR, or Performance Award. This Section 11.1 shall be inoperative during any period of time when the Company has obtained all necessary or advisable approvals from governmental agencies and has completed all necessary or advisable registrations or other qualifications of shares of Common Stock as to which options, Restricted Stock grants, SARs, or Performance Awards may from time to time be granted as contemplated in Section 11.2 hereof.

11.2 Registration and Listing. No shares shall be issued and delivered pursuant to this Plan unless and until, in the opinion of counsel for the Company, any applicable registration requirements of the Securities Act of 1933, as amended, any applicable listing requirements of any national securities exchange on which stock of the same class is then listed, and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery, shall have been fully complied with.






Article 12.  Term of the Plan

12.1 Term of the Plan. This Plan shall be void unless it is approved by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board of Directors. Subject to such approval, options, Restricted Stock grants, SARs and Performance Awards may be granted pursuant to the Plan from time to time within the period commencing with and ending ten
(10) years after the earlier of the adoption of the Plan by the Board of Directors or the approval of the Plan by the stockholders. Options, SARs and Performance Awards granted under the Plan may extend beyond that date and the terms and conditions of the Plan shall continue to apply to such grants and to shares of Common Stock acquired upon exercise of such grants.


Article 13.  General Provisions

13.1 Per Person Limitation on Number of Shares. The number of shares of Common Stock with respect to which options, Restricted Stock grants, SARs, or Performance Awards may be granted under the Plan to an individual Participant in any three year period beginning with the adoption of the Plan by the Board through the end of the term of the Plan shall not exceed 200,000 shares, subject to adjustment as provided in Section 5.2.

13.2 Limitation on Number of Shares of Restricted Stock and Performance Shares. The total number of shares of Common Stock with respect to which restricted stock grants may be granted pursuant to Article 9 and performance shares may be granted pursuant to Article 10 shall together not exceed 130,000 shares during the term of the Plan, subject to adjustment as provided in
Section 5.2.

13.3 No Right to Continued Employment. Nothing contained in the Plan, or in any option, Restricted Stock grant, SAR or Performance Award granted pursuant to the Plan, shall confer upon any employee any right with respect to continuance of employment by the Company or a Subsidiary, nor interfere in any way with the right of the Company or a Subsidiary to terminate the employment of such employee at any time with or without cause.

13.4 Right to Withhold Taxes. Appropriate provision shall be made for all taxes including any tax imposed by Code Section 4999, required to be withheld in connection with options, Restricted Stock grants, SARs or Performance Awards under the applicable laws or regulations of any governmental authority, whether federal, state or local and whether domestic or foreign. The Company may withhold such taxes or may require a Participant to pay such taxes in connection with such grant or exercise.


Article 14.      Amendment, Termination or Discontinuance of the Plan

14.1 Right to Amend. Subject to Section 14.2, the Committee may from time to time make such amendments to the Plan as it may deem proper and in the best interest of the Company without further approval of the Board of Directors or stockholders of the Company, including, but not limited to, any amendment necessary to ensure that the Company may obtain any regulatory approval referred to in Section 11 hereof; provided, however, that no change in any option, Restricted Stock grant, SAR or Performance Award theretofore granted may be made without the consent of the Participant which would impair the right of the Participant to acquire or retain Common Stock which he may have acquired as a result of the Plan.

14.2 Amendments Requiring Stockholder Approval. The Committee may not amend the Plan without the approval of the stockholders of the Company if such amendment relates to (a) an increase in the maximum number of shares of the Company subject to the Plan, except as permitted by Section 5.2, (b) an extension of the period for the exercise of an option or a SAR beyond the limit set forth in Section 7.2(b), (c) an extension to the term of the Plan,
(d) a reduction in the option price at which options may be granted under the Plan, or (e) a change in the class of eligible Participants.

14.3 Termination of the Plan. The Board of Directors may at any time suspend the operation of or terminate the Plan with respect to any shares of the Company's Common Stock not at the time subject to option or grant. Termination shall not affect any right to repurchase shares or the forfeitability of shares issued under the Plan.

As amended on September 10, 1997